EXHIBIT 99.1

Ionix Technology, Inc. to Present at the 9th Annual LD Micro Invitational Conference on
June 5, 2019

LAS VEGAS, NV, May 20, 2019 -- Ionix Technology, Inc. (OTCQB: IINX), ("Ionix Technology", "IINX" or "the Company"), a business aggregator in photoelectric display and smart energy fields, today announced that the company's management is scheduled to present at the 9th Annual LD Micro Invitational Conference, June 4-5, 2019, at the Luxe Sunset Hotel – Bel Air, California.

The Company will be presenting at 11:20 AM PT on June 5th, 2019. The presentation will provide an overview of the company’s business model, financial highlights and growth strategy. The management will also conduct 1-on-1 meetings at the conference.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space.

What started out as a newsletter highlighting unique companies has transformed into several influential events annually (Invitational, Summit, and Main Event).

In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and micro-cap universe.

For those interested in attending, please contact David Scher at david@ldmicro.com or visit www.ldmicro.com for more information.

About Ionix Technology, Inc.

Ionix Technology, Inc. is a holding company that is principally engaged in the photoelectric display and smart energy industries. The company has four operating subsidiaries: Changchun Fangguan Photoelectric Display Technology Co., Ltd, a company which specializes in developing, designing, producing, and selling TN and STN LCD, STN, CSTN, and TFT LCD modules as well as other related products; Shenzhen Baileqi Electronic Technology Co., Ltd, a company which specializes in LCD slicing, filling, researching and designing, manufacturing and selling of LCD Modules (LCM) and PCBs; Lisite Science Technology (Shenzhen) Co., Ltd., a company engaged in the production of intelligent electronic devices; and Dalian Shizhe New Energy Technology Co., Ltd., a company engaged in photo-voltaic power generation, electric vehicles and charging piles with corresponding operation and maintenance and three dimensional parking. Currently, IINX has embarked on the layout of industrialization and marketization of front end meterials and back end modules of flexible folding liquid crystal displays by taking Changchun Fangguan and Shenzhen Baileqi as production bases, to seize the market share of OLED high technology.

To learn more, please visit our website: www.iinx-tech.com

Safe Harbor Statement

This news release contains "forward-looking statements" as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. Ionix Technology assumes no obligation to update the forward-looking statements. Although Ionix Technology believes that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors disclosure outlined in Ionix Technology's annual report on Form 10-K for the most recent fiscal year, quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the U.S. Securities and Exchange Commission.

IR Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: iinx@dgipl.com